EXHIBIT 5

RICHARDSON & PATEL LLP

Richardson & Patel, LLP

1100 Glendon Avenue, Suite 850

Los Angeles, Californiak 90024

Phone: (310) 208-1154

Fax: (310) 208-1154

November 18, 2014

Board of Directors

BioCorRx Inc.

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 90067

Re: 2014 Stock Option Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to BioCorRx Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 20,000,000 shares of the Company's common stock, $0.001 par value (the "Shares"), which may be issued as awards in connection the Plan.

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Amended and Restated Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

/s/ RICHARDSON & PATEL LLP